Exhibit No. 10.39

July 7, 2017

Mr. David Phipps

Chairman & CEO c/o Orbital Tracking Corp.

18851 NE 29th Avenue, Suite 700

Aventura, FL 33180

Re: Letter of Intent for Orbital Tracking Corp. Proposed Public Offering

Dear Board of Directors,

The undersigned, ViewTrade Securities Inc. (“ViewTrade”), has recently discussed with you a proposal pursuant to which Orbital Tracking Corp., (the “Company”), wishes to effectuate a public offering of its securities.

In the course of such discussions, the Company has either submitted to us or will submit to ViewTrade, among other things, recent audited and unaudited financial statements which the Company represents as fairly reflecting the financial condition of the Company and the results of its operations for the periods mentioned therein, and you have given us information and projections relating to the capabilities of the Company.

Based upon the foregoing, and the representations which you and the Company have made to us with regard to the present and proposed business activities of the Company, as well as the Company’s operations and financial condition, and our appraisal of the general conditions of the securities markets, this Letter of Intent is written to you to express the interest of the undersigned, either acting as Underwriter or as the representative of several underwriters (“Representative”), to underwrite an offering of the Company’s securities in accordance with the basic terms and conditions hereinafter set forth below. The Representative’s obligation to underwrite such an offering is subject to: (i) satisfactory completion of our due diligence examination of the Company; (ii) execution of a definitive underwriting agreement; (iii) mutual agreement on the valuation and pricing of the securities to be offered; (iv) market conditions on the effective date of the offering and (v) approval of all matters relating to the offering by our counsel.

The following terms, as used in this Letter of Intent, shall have the meanings set forth below:

“Commission” shall mean the Securities and Exchange Commission.

“Act” shall mean the Securities Act of 1933, as amended.

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“Common Stock” shall mean the capital stock of the Company bearing that designation in its Articles of Incorporation, as amended to date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended

“Effective Date” shall mean the initial date of effectiveness of the Company’s Registration Statement for the public offering of securities contemplated hereby.

“Public Offering Price” shall mean the price that when paid by an investor shall entitle such investor to receive a Share of Common Stock. It is anticipated that the Offering contemplated herein will result in gross proceeds of approximately five million dollars ($5,000,000) to seven million dollars ($7,000,000) and that the Per Share Public Offering Price will be determined by mutual agreement of the Company and the Representative.

“Registration Statement” shall mean the registration statement relating to the public offering of the Company’s securities which are the subject of this Letter of Intent.

“Representative Warrants” shall mean those warrants to be sold by the Company to the Representative and/or persons related to the Representative for nominal consideration of $.0001, each such warrant evidencing the right to purchase one share of the Securities Being Offered at an exercise price equal to 110% of the Public Offering Price and which shall be exercisable for a period of five years. The number of Representative Warrants shall be equal to 8% of the total number of Securities sold in the offering.

The “Securities Being Offered” shall be mutually agreed upon prior to filing the Registration Statement and shall be exclusive of the Representative’s over-allotment, equal to 15% of the Securities Being Offered.

1)	The Company shall be a duly organized corporation under the laws of the state of Nevada and is authorized to issue 750,000,000 shares of its common stock, par value $.001 per share and approximately 50,000,000 shares of Preferred Stock. Approximately 70,977,104 of common shares and 26,396,541 preferred shares, consisting of the following Series: A,B,C,D,E,F,G,H, I, J and K, respectively shall be issued and outstanding on the Effective Date (unless the Representative agrees in writing), subject to adjustments, including any outstanding stock options and warrants, excluding options and warrant to be issued to outside directors and additional shares for the Company’s incentive stock option plan. On the Effective Date, there will be no other authorized, issued and/or outstanding securities of the Company, and there will be no commitments by the Company to issue any additional securities of the Company, except (i) such number of shares of Common Stock to be issued pursuant to Employee Stock Options shall be customary in the industry and approved by the Company’s Compensation Committee; and (ii) such securities as required to effectuate the proposed public offering. No holders of any of the securities of the Company shall have any preemptive rights of any nature.

2)	The Company will take all necessary and required corporate action to authorize the issuance and sale of the Securities Being Offered.

3)	The Company will promptly take all steps necessary to prepare and file the Registration Statement with respect to the Securities Being Offered and any other securities of the Company to be registered as set forth herein (the “Offering”). Such Registration Statement will include appropriate financial statements as required by the Commission. Such Registration Statement shall register: (a) the Securities Being Offered in the public offering (including, at the Representative’s discretion, an over-allotment equal to 15% of the Securities Being Offered); and (b) the number of shares underlying the Representative Warrants.

4)	There is no “Finder” involved in this transaction.

5)	It is the intention of the Representative, pursuant to an agreement (the “Underwriting Agreement”), to act as the representative of a number of broker-dealers that will act as principal in purchasing the Securities Being Offered from the Company and to offer the Securities Being Offered in a public offering on a “Firm Commitment” basis. The Representative shall receive a gross discount equal to eight percent (8%) of the Public Offering Price on each Securities Being Offered sold in the Offering, with the exception of Securities Being Offered sold in the Offering, which are purchased by current shareholders of the Company, in which case the Representative shall receive a discount equal to three percent (3%) of the Public Offering Price. The Representative shall also have the right to re-offer all or any part of the Securities Being Offered to broker- dealers who are members of FINRA (“Selected Dealers”) and may allow a concession, to be determined by the Representative, to such Selected Dealers in accordance with the Conduct Rules of FINRA.

6)	For the purpose of covering over-allotments, the Company shall grant to the Representative an option to purchase a number of Securities Being Offered equal to fifteen percent (15%) of Securities Being Offered at the Public Offering Price, in whole or in part, from time to time, only during a period of forty-five (45) days from the Effective Date.

7)	The Company will reimburse the Placement Agent from the proceeds of the Offering, for accountable expenses, including but not limited to: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $1,000 per individual and $5,000 in the aggregate; (b) all filing fees incurred in clearing this offering with FINRA; (c) payment of up to $5,000 for ‘‘blue-sky’’ counsel; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions as reasonably designated by the underwriters; (e) the cost of commemorative mementos and lucite tombstones up to $2,500; (f) the fees and expenses of underwriters’ counsel not to exceed $100,000; (g) up to $25,000 of the representative’s actual accountable road show expenses for the offering. Any fee not listed here and over $500 shall be pre-approved by the Company.

8)	The Representative shall be entitled to an expense allowance equal to one and one percent (1%) of the aggregate gross proceeds of the offering (the “Expense Allowance”). Said Expense Allowance is intended to cover the internal expenses of the Representative incurred by it in connection with the offering contemplated by this Letter of Intent. The Representative shall not be required to make an accounting to the Company with respect to individual expenses included in said Expenses Allowance. The non-accountable expense allowance will be paid upon the consummation of this offering.

9)	At the closing of the proposed offering, the Company shall sell to the Representative and/or its designees (the “Holders”), the Representative Warrants. The Representative’s Warrants shall be for that number of Securities Being Offered equal to eight percent (8%) of the total number of Securities Being Offered sold in the public offering and the Representative Warrants shall have a cashless exercise provision.

10)	If during the period for two (2) years from the Effective Date, the Company shall register any of its securities for sale pursuant to a post-effective amendment, or a new Registration Statement under the Act or file a notification on Form S-11-A, or otherwise register securities under the Act (other than Registration Statements on Forms S-4 or S-8) and if the cashless provision of the Representative Warrants are unavailable to the Holders for any reason, the Company shall be required to offer all of the Holders of the Representative’s Warrants and/or underlying securities the opportunity to register the underlying securities without cost to the Holders thereof. In connection with these piggy back registration rights, the Company shall give all of the Holders of the Representative’s Warrants and/or underlying securities notice by certified or registered mail or overnight delivery (providing for proof of delivery in any such instance) at least thirty (30) business days prior to the filing of a post-effective amendment, a new Registration Statement under the Act, or a Regulation A filing or other filing with the Commission.

(a)	During such time as the Representative’s Warrants are outstanding, the Company will agree not to merge, reorganize, or take any action which would terminate the Representative’s Warrants without first making adequate provisions for the Representative’s Warrants. Other terms regarding the rights of the holders of the Representative’s Warrants will be included in an agreement to be entered into by the Company and the Representative which will be filed as an exhibit to the Registration Statement.

11)	Within three (3) days from the execution of this Letter of Intent, the Company shall pay to the Representative retainer in the sum of twenty five thousand dollars ($25,000) and an additional thirty thousand dollars upon receipt of first round of comments from the Commission which will be applied against accountable expenses that will be paid by us to the underwriters in connection with this offering in accordance with FINRA Rule 5110(f)(2)(C). The underwriting agreement, however, shall provide that in the event the offering is terminated, the $55,000 expense deposit paid to the representative will be returned to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

(a)	If the proposed offering is not consummated as a result of the refusal by the Company to act in accordance with this Letter of Intent, the Company shall reimburse the Representative for any further reasonable accountable expenses incurred in connection with the proposed offering to the extent these expenses exceed the amounts paid pursuant to this paragraph.

(b)	If the offering contemplated hereby is abandoned by the Representative and the deposits paid hereunder to the Representative exceed the actual costs incurred in connection herewith by the Representative, the Representative shall upon request promptly refund any such excess to the Company. The Representative shall not be responsible for any expenses of the Company to others or for any charges or claims relative to the proposed public offering if it is not consummated due to the Representative abandoning the Offering.

12)	Whether or not the proposed Public Offering is successfully completed, the Company will bear all other expenses directly and necessarily incurred in connection with the proposed offering, including, but not limited to, the following items:

(a)	Cost of preparing, printing and filing with the Commission the Registration Statement, amendments and supplements thereto, and post-effective amendments, as well as the filing with FINRA pursuant to FINRA Corporate Financing Rule 2710, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the Representative may reasonably request;

(b)	The cost of preparing and delivering to the Representative and its counsel, electronic and hardbound volumes containing copies of all documents and appropriate correspondence filed with or received from the Commission and FINRA and all closing documents;

(c)	The fees and disbursements of the transfer agent for the Company’s securities;

(d)	All reasonable travel and lodging expenses incurred by the Representative and/or its counsel in connection with visits to, and examinations of, the Company’s premises;

(e)	The reasonable cost for road show meetings, including the cost of informational meetings at the offices of the Representative;

13)	The Company’s auditors, are RBSM LLP are independent certified public accountants as that term is defined under the Act and the rules and regulations promulgated thereunder, and at the Effective Date and at each closing date of the Public Offering will give a cold comfort letter reasonably acceptable to the Representative. The Company’s securities law firm shall be Laxague Law Inc. the Company shall hire a financial printing firm, and financial relations firm for the proposed offering that are reasonably acceptable to the Representative.

14)	The proposed public offering is dependent upon the Company receiving authorization to list the Securities Being Offered (i.e., the Common Stock and warrants to purchase Common Stock) on a national exchange for example; NASDAQ Select, NASDAQ or the NYSE (the Exchanges).

15)	The Registration Statement will include, in addition to audited and unaudited financial statements, such other information concerning the Company’s business, properties, prospects, capitalization, principal shareholders, management and history as may be required, all of which information will be true and correct in all material respects on the Effective Date.

16)	The Company represents to the Representative that neither the Company nor its management knows of any facts which would materially and adversely affect the Company’s projections or the financial condition of the Company as a whole, or which would materially and adversely affect its earnings or prospects, which have not been fully disclosed to the Representative, are not contained in the Company’s financial statements, or will not be fully disclosed in the Registration Statement. Until the Effective Date or until the termination of this Letter of Intent, whichever first occurs, the Company will notify the Representative promptly of the occurrence of any event which might material affect the public offering or the status of the Company.

17)	The offering will be subject to compliance with the Act and other applicable federal and state securities laws. All relevant terms, conditions and circumstances relating to the proposed offering will be reasonably satisfactory to the Representative and its counsel. The feasibility of the offering will depend upon the results of the Representative’s investigation of the Company, information about the Company that the Representative may receive, including, but not limited to, due diligence reports concerning the Company’s operations, management, and business plan, and the continuation of the operation of the Company, without material adverse change.

18)	Prior to the Effective Date, the Company will have entered into employment contracts, in form and substance, reasonably satisfactory to the Representative, with such management of the company as agreed to between the Representative and the Company.

19)	On the Effective Date of the Registration Statement, the Company will own all right, title and interest in all copyrights, inventions, patents, processes, trade names, trademarks, licenses and other assets of every nature used in its operations, to the extent described in the Registration Statement.

20)	In the event that the Securities Being Offered are sold by the Representative, the Company agrees that it will, for a period of one (1) year from the Closing Date of said Offering:

(a)	Provide to the Representative and distribute to the Company’s security holders an annual report and annual financial statements and

(b)	Provide the Representative with copies of all filings with the Commission.

(c)	Provide the Representative with security position and tracking reports as prepared by Depository Trust Company (“DTC”) for a period of one year after the offering.

21)	All officers, directors, and principal stockholders (defined as owners of five percent (5%) or more of the Company’s securities, provided that Representative may in its discretion request a lower percentage threshold) who or that own any of the Company’s securities (including warrants, options, convertible securities, and Common Stock of the Company) as of the Effective Date shall agree in writing, in a form satisfactory to the Representative, not to sell, transfer or otherwise dispose of any of such securities (or underlying securities) of the Company for a period of twelve (12) months from the Effective Date or any longer period required by FINRA, the Exchanges or any State, without the express written consent of the Representative, which consent may be given or withheld in the Representative’s sole discretion.

22)	In view of the Company’s intention to file a Registration Statement, other than routine customary advertising of the Company’s products and services, and except as required by any applicable law or the directive of any relevant regulatory authority in any relevant jurisdiction, no news releases or other publicity about the Company will be permitted without approval by legal counsel of the Representative and the Company prior to the Effective Date.

23)	All investor leads and indications of interest from individuals, corporations (or other similar entity strategic in nature or not), broker dealers and institutions resulting from the offering contemplated herein shall be referred to the Representative.

24)	For a period of three years from the Effective Date, upon notice from the Representatives to the Company, the Representatives shall have the right to send a representative (who need not be the same individual from meeting to meeting) to observe each meeting of the Board of Directors of the Company; provided that such representative shall sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the Representatives and its counsel in connection with such representative’s attendance at meetings of the Board of Directors; and provided further that upon written notice to the Representatives, the Company may exclude the representative from meetings where, in the written opinion of counsel for the Company, the representative’s presence would destroy the attorney-client privilege. The Company agrees to give the Representatives written notice of each such meeting and to provide the Representatives with an agenda and minutes of the meeting no later than it gives such notice and provides such items to the other directors, and reimburse the representative of the Representatives for his reasonable out-of-pocket expenses incurred in connection with its attendance at the meeting, including but not limited to, food, lodging and transportation, as well as the same fees or compensation paid to non-employee directors of the Company.

25)	The Company hereby agrees that neither the Company nor its directors and affiliates will negotiate with any other broker-dealer or other person relating to a possible private and/or public offering of securities without the written consent of the Representative, provided that the Representative remains in good standing with FINRA and the exchange or stock quotation system upon which the Company lists or proposes to list its securities. In the event the Company does not complete the Offering and enters into discussions regarding a letter of intent, or similar agreement, and/or effectuates a private and /or a public offering of securities with another broker-dealer or any other person without the written permission of the Representative, after the execution of this Letter of Intent and prior to one (1) year after the effective date of this Letter of Intent, the Company shall be liable to the Representative for the accountable expenses of the Representative and $100,000 (“Break-up Fee”).

(a)	The above notwithstanding the Break-up Fee shall be waived in the event the Company (a) enters into discussion, (b) ultimately enters into a business combination including a merger, capital stock exchange, asset acquisition, stock acquisition or other similar business combination of one or more businesses, by the Company or its subsidiaries (“Transaction”), during the this Agreement and (c) the Company agrees to engage ViewTrade as a financial advisor to the Transaction.

i. The Transaction Fees paid to ViewTrade shall be the greater of one hundred thousand dollars ($100,000) and two and one-half percent (2.5%) of the aggregate consideration received or to be paid by the Company in connection with such Transaction. The Transaction Fee will be payable in the same forms and proportions as the aggregate consideration disbursed or received by the Company.

26)	This Letter of Intent shall be construed under the laws of the State of Florida, and shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties to this Letter of Intent. The parties agree that any action brought by any party against another party in connection with any rights or obligations arising out of this Letter of Intent shall be instituted properly in a federal or state court of competent jurisdiction with venue in the Seventeenth Judicial Circuit Court in and for Palm Beach County, Florida, or the United States District Court for the Southern District of Florida, Fort Lauderdale Division. A party to this Letter of Intent named in any action brought in connection with this Letter of Intent in any court outside of the above named designated county or district shall have the right to have the venue of said action changed to the above designated county or district or, if necessary, have the case dismissed, requiring the other party to re-file such action in an appropriate court in the above designated county or federal district.

27)	This Letter of Intent may be signed in counterparts, but all such counterparts shall be considered as a single document.

28)	Except for the Company’s obligations to the Representative as expressly set forth in Sections 7, 11, 12, 22, 23, 25 (a), 26 (in its entirety), 27 and 28 of this Letter of Intent, which obligations are intended to be and are binding obligations, this letter is entered into as a letter of intent only, which evidences a brief outline and mutual intention at this time to effect the proposed transactions described herein as contemplated, but does not constitute a binding obligation to do so. Any further legal obligations between the parties thereto shall be undertaken only in an Underwriting Agreement, and related documents.

29)	If you are in accord with the terms of this letter of intent, please sign where indicated below and return a signed copy to the undersigned.

THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

Very truly yours,

VIEWTRADE SECURITIES INCORPORATED

By:	/s/ Douglas Aguililla	Date: 7/7/2017
Douglas Aguililla
Director, Investment Banking

The terms of this Letter of Intent have been accepted and agreed to as of the date first above written.

ORBITAL TRACKING CORPORATION

By:	/s/ David Phipps	Date: 7/7/2017
Name:	David Phipps
Its:	Chairman and Chief Executive Officer